UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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☒	Definitive Information Statement

TRUNITY HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

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TRUNITY HOLDINGS INC.
1355 PEACHTREE STREET, SUITE 1150

ATLANTA, GEORGIA 30309

PHONE: 404-254-6980

Dear Stockholders:

We are writing to advise you that TRUNITY HOLDINGS INC. (the “Company”) intends to amend and complete a restatement of the Company’s certificate of formation to among other things:

●	Change the Company’s name to True Nature Holdings, Inc.,

●	Reverse split the outstanding common stock on a 1 for 101 share basis,

●	Increase the authorized common stock from 250 million shares to 500 million shares, post split,

●	Increase the number of authorized preferred stock to 100,000,000 shares, post split.

This action was announced as authorized by the Board of Directors on December 15, 2015 by filing of a Form 8K. This action was approved on December 15, 2015 by our Board of Directors. In addition, the holders of a majority of our issued and outstanding voting securities, including holders of our Series X Preferred stock who have voting rights for equal to 90% of the shares available to vote, have approved these actions on December 19, 2015 by written consent in lieu of a special meeting of stockholders in accordance with the relevant sections of the Delaware General Corporation Law.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The accompanying information statement (“Information Statement”) is furnished only to inform our stockholders of the actions described above before they take place in accordance with Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Information Statement is first mailed to you on or about December 24, 2015.

We thank you for your continued interest in the Company.

By Order of the Board of Directors,

Sincerely,

Stephen Keaveny
Chief Executive Officer and
Chairman of the Board

Atlanta, Georgia
December 24, 2015

TRUNITY HOLDINGS INC.
1355 PEACHTREE STREET, SUITE 1150

ATLANTA, GEORGIA 30309

PHONE: 404-254-6980

INFORMATION STATEMENT REGARDING ACTION TAKEN BY WRITTEN CONSENT OF MAJORITY OF STOCKHOLDERS IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement is being furnished to the stockholders of TRUNITY HOLDINGS INC. in connection with the written consent of the holders of a majority of our issued and outstanding voting securities granting our Board of Directors the authority to effect a reverse stock split of all of the outstanding shares of our common stock at a ratio of one-for-one hundred and one (1:101). The reverse stock split will be effected through the filing of a Certificate of Amendment to our Certificate of Incorporation (the “Certificate of Amendment”).

On December 2, 2015, our Board of Directors approved the reverse stock split. In addition, on December 19, 2013, the holders of a majority of our issued and outstanding voting securities executed a written consent approving the reverse stock split and the Certificate of Amendment. We are also changing the name of the Company to “True Nature Holdings, Inc.”, in conjunction with a change in our focus from educational software and systems, to a business focused on the acquisition of pharmacy operations. We are increasing the authorized shares to 500,000,000 for our common shares post split and to 100,00,000 for our preferred stock, post split. We are also giving our board this authority to issue the preferred, without further shareholder consent, and to set its terms. A copy of the form of Certificate of Amendment is attached as Appendix A to this Information Statement.

The elimination of the need for a special meeting of stockholders to approve this action is made possible by Section 228 of the Delaware General Corporation Law which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. Utilizing the written consent of the holders of a majority in interest of our voting securities eliminates the costs involved in holding a special meeting of stockholders.

Pursuant to Section 228 of the Delaware General Corporation Law, we are required to provide prompt notice of the taking of the corporate action without a meeting of stockholders to all stockholders who did not consent in writing to such action. This Information Statement serves as this notice. This Information Statement is first being mailed on or about December 24, 2015 to stockholders of record as of December 18, 2015, and is being delivered to inform you of the corporate action described herein before it takes effect in accordance with Rule 14c-2 of the Exchange Act. No appraisal rights are afforded to our stockholders under Delaware law as a result of the adoption of the Certificate of Amendment.

The entire cost of furnishing this Information Statement will be borne by the Company. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding copies of this Information Statement to beneficial owners.

We are amending and restating the certificate of formation to:

●	Change the Company’s name to Trunity Holdings, Inc.,

●	Reverse split the outstanding common stock on a 1 for 101 share basis,

●	Increase the authorized common stock from 250 million shares to 500 million shares, after giving effect to the reverse split,

●	Increase the number of authorized preferred stock to 100,000,000 shares, post split.

Why is the name of the Company being changed?

On December 15, 2015, we announced a series of steps to restructure the Company, including a decision to spin out the legacy educational software and systems business into a newly formed, private company, and the acquisition of Newco4pharmacy, LLC, a business that intends to acquire a series of compounding pharmacy businesses nationwide. The shareholders of the Company as of December 18, 2015 will own the private company, and its educational software and systems business, along with its assets, and liabilities pro-rata with share ownership as of December 18, 2015.

The shareholders and the management of the legacy business felt they could best continue the business activities using the name “Trunity, Inc.”. Therefore the new entity that will hold the business activities and assets will be named Trunity, Inc., a Florida corporation. As a result we needed a new name for the business holding company going forward, yet we did not want to change the stock symbol, TNTY, because of the expense and time for regualtory approval. So we decided that True Nature Holdings, Inc would reflect the interests of our pharmacy businesses, while making the stock symbol, TNTY, easy to recognize. We intend to start a nationwide pharmacy products business and we intend to name that business True Nature Pharmacy, Inc.

About the Reverse Stock Split

The Board of Directors, and with a vote of over 90% of the voting shares, including the Series X Preferred stock holders who vote 90% of our shares, has been granted the authority to effect a reverse stock split of the Company’s common stock, as described below (the “Reverse Stock Split”). If the Board of Directors decides to implement the Reverse Stock Split, it will become effective through an amendment to the Company’s Certificate of Incorporation.

The Reverse Stock Split amendment permits the Board of Directors to effect a reverse stock split of the Company’s common stock by a ratio of one-for-one hundred and one (1:101). We believe the Reverse Stock Split in a manner to maximize the anticipated benefits for our stockholders. In determining a ratio, if any, the Board of Directors has considered, among other things, factors such as:

●	the initial listing requirements of any market or exchange the Company may consider applying to be listed upon;

●	the historical trading price and trading volume of our common stock;

●	the number of shares of our common stock outstanding;

●	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;

●	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

●	prevailing general market and economic conditions.

Based on the ratio for the Reverse Stock Split, one hundred and one shares of existing common stock will be combined into one share of common stock. After the reverse stock split there will be 11,765,000 share outstanding, plus any shares issued as a result to rounding up fractional shares to the next whole number of shares.

When the Reverse Stock Split is effected, we will reduce proportionately the number of authorized shares of our common stock. Therefore, we are also increasing the number of authorized shares to 500,000,000 of common stock, post split and 100,000,000 of preferred stock, post split.

About the Background and Reasons for the Reverse Stock Split;Potential Consequences of the Reverse Stock Split

The primary purpose for the Reverse Stock Split is to increase the market price of our common stock to enhance our ability to meet the initial listing requirements of a national securities exchange, and to make our common stock more attractive to a broader range of institutional and other investors. In addition to increasing the market price of our common stock, the Reverse Stock Split would also reduce certain of our costs and may facilitate trading or reduce costs, as discussed below. Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Stock Split is in our and our stockholders’ best interests.

We believe that the Reverse Stock Split will enhance our ability to obtain an initial listing on the New York Stock Exchange (the “NYSE”) or the NASDAQ Capital Market (“NASDAQ”). One of the NYSE and NASDAQ listing requirements is that the bid price of our common stock is at a specified minimum per share. Reducing the number of outstanding shares of our common stock should, absent other factors, increase the per share market price of our common stock, although we cannot provide any assurance that our minimum bid price would, following the Reverse Stock Split, remain over the minimum bid price requirement of any such stock exchange.

Additionally, we believe that the Reverse Stock Split will make our common stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our common stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that the Reverse Stock Split will make our common stock a more attractive and cost-effective investment for many investors, which will enhance the liquidity of the holders of our common stock.

Reducing the number of outstanding shares of our common stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our common stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our common stock will increase (proportionately to the reduction in the number of shares of our common stock after the Reverse Stock Split or otherwise) following the Reverse Stock Split or that the market price of our common stock will not decrease in the future. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split could be lower or higher than the total market capitalization before the Reverse Stock Split.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split will become effective upon the filing (the “Split Effective Time”) of a certificate of amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. Subject to regulatory approval we intend to execute the changes on December 31, 2105.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

The ratio for the Reverse Stock Split is one hundred and one shares of existing common stock will be combined into one new share of common stock. Based on 178,155,505 shares of common stock issued and outstanding as of December 18, 2014, immediately following the Reverse Stock Split the Company would have approximately 11,765,00 shares of common stock issued and outstanding (without giving effect to rounding for fractional shares) based the ratio for the Reverse Stock Split is one-for-one hundred and one (1:101). Fractional shares will not be issued. Instead, we will issue a full share of post-Reverse Stock Split common stock to any stockholder who would have been entitled to receive a fractional share of common stock as a result of the Reverse Stock Split.

The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in us, except to the extent the Reverse Stock Split would result in fractional shares, as described above. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power, except to the extent the Reverse Stock Split would result in fractional shares, as described above. Any effect to outstanding stock options, or warrants, will similarly be the same as all other common stock holdings.

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the Split Effective Time, our common stock may have new Committee on Uniform Securities Identification Procedures (CUSIP) numbers, which are numbers used to identify our equity securities, and stock certificates with the older CUSIP numbers may need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below. After the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act. We expect that our common stock will continue to be quoted on the OTCQB or other applicable tiers of the OTC markets under the symbol “TNTY” subject to any decision of the Board of Directors to list our securities on a stock exchange and approval by such exchange of the listing.

Beneficial Holders of Common Stock (i.e., stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive shares of post-Reverse Stock Split common stock.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our common stock in certificated form will be sent necessary instructions by our transfer agent after the Split Effective Time indicating how a stockholder should surrender his, her or its certificate(s) representing shares of our common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates to our transfer agent in accordance with its instructions. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock that they are entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split common stock to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

Stockholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Based upon the reverse stock split ratio, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted. The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the reverse stock split ratio determined by the Board of Directors.

Accounting Matters

This proposed amendment to the Certification of Incorporation will not affect the par value of our common stock per share. As a result, as of the Split Effective Time, the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Stock Split. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our common stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person. An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder.

This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment). If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this Information Statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, a stockholder generally will not recognize gain or loss on the reverse stock split, except for a stockholder receiving an additional share of common stock in lieu of a fractional share (as described below). The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore, excluding the basis of the fractional share, and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged.

No gain or loss will be recognized by us as a result of the Reverse Stock Split. A stockholder who receives one whole share of common stock in lieu of a fractional share generally may recognize gain in an amount not to exceed the excess of the fair market value of such share over the fair market value of the fractional share to which the stockholder was otherwise entitled. Our view regarding the tax consequences of the Reverse Split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should not rely on the foregoing and may wish to consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the Reverse Stock Split.

About the Preferred Stock Authorization

Preferred stock is often used in conjunction with a financing, or in an acquisition. It provides the Company the ability to provide special rights, privileges, and limitations that are not associated with common stock. Many financing sources require these types of rights as a condition to providing financing. Acquisition targets may also require preferred stock in an acquisition. The Company is currently authorized to issue 50,000,000 of preferred stock shares, before giving effect to the reverse split. We have changed the authorization to allow for up to 100,000,000 shares to be issued, post split, so that we may have those shares to use going forward, for acquisitions, financing or other general purposes.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 18, 2015 certain information regarding beneficial ownership of our common stock by:

●	Each person known to us to beneficially own 5% or more of our common stock;

●	Each named executive officer;

●	Each of our directors; and

●	All of our executive officers (as that term is defined under the rules and regulations of the Securities and Exchange Commission (the “SEC”)) and directors as a group.

We have determined beneficial ownership in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each stockholder named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite the stockholder’s name. We have based our calculation of the percentage of beneficial ownership on 178,515,505 shares of the Company’s common stock outstanding on December 18, 2015, and after giving effect to the 101:1 reverse split, and assuming the Series X Preferred stock has been converted into common stock, immediately following the effective date of this action. Unless otherwise noted below, the address for each person or entity listed in the table is c/o TRUNITY HOLDINGS INC., 1355 Peachtree Street, Suite 1150, Atlanta, Georgia 30309.

Name of Beneficial Owner		Amount and Nature of Beneficial Ownership(1)
Foundation For Innovation In Education Inc.	3,031,564	(2)	25.8%

Pompano Education Consultants, LLC	957,336	(2)	8.1%

Six Squids, LLC	600,000	(2)	5.1%

Executive Officers and Directors
Stephen Keaveney Chairman, CEO, CFO and Director	3,488,900	(2)	29.7%

Dr. William Ross, Director*	40,000	(2)	0.3%

Nicole Fernandez-McGovern Former CEO of Trunity Holdings, Inc. and Current CEO of Trunity, Inc. subsidiary*	33,698		0.3%

Ivan Berkowitz, Director*	12,255		0.1%

Richard Davis, Director*	4,950		0.0%

All directors and executive officers as a group (5 persons)	3,546,106		30.1%

*	Less than one percent.

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2)	Includes (i) shares that will be issued upon conversion of the Series X Preferred Stock, which shall occur immediately following the effective date of this action.

CHANGES IN CONTROL

We are not aware of any arrangements, including any pledge by any person of our stock, the operation of which may at a subsequent date result in a change of control of the Company.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.trunity.com. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this Information Statement. You may also read and copy, at the SEC’s prescribed rates, any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

This Information Statement is provided to the holders of common stock of TRUNITY HOLDINGS INC. for informational purposes in connection with the Reverse Stock Split, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors

Stephen Keaveney
Chief Executive Officer, Chief Financial Officer and
Chairman of the Board

Atlanta, Georgia
December 24, 2015

Appendix A

FORM OF CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF
TRUNITY HOLDINGS INC.
(A Delaware Corporation)

Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned, being the Chief Executive Officer of TRUNITY HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that the following resolutions were adopted by the Corporation’s Board of Directors and its stockholders as hereinafter described:

RESOLVED: Section 1 of the Certificate of Incorporation, as amended, of this Corporation is hereby amended to change the name of the Corporation to: True Nature Holdings, Inc.

FURTHER RESOLVED: Section 8 of the Certificate of Incorporation, as amended, of this Corporation is hereby amended and replaced with the following:

8.4 The total number of shares of stock that the Corporation shall have authority to issue, after giving effect to the stock split contained herein, is five hundred million (500,000,000) shares of common stock, having a par value of one cent ($0.01) per share (“Common Stock”); and ten million (10,000,000) shares of preferred stock, with a par value of one cent ($0.01) per share (“Preferred Stock”).

FURTHER RESOLVED: Section 8 of the Certificate of Incorporation, as amended, of this Corporation is hereby amended by adding the following:

8.1 On the date of effective date of this Certificate of Amendment, the Corporation will effect a reverse stock split (the “Reverse Stock Split”) of its outstanding Common Stock pursuant to which every one hundred and one (101) issued and outstanding shares of the Corporation’s Common Stock, par value $0.01 (the “Old Common Stock”) shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable shares of Common Stock, par value $0.01 (the “New Common Stock”). Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby. No fractional shares of the Corporation’s Common Stock shall be issued as a result of the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share, the Corporation shall issue one whole share in lieu of the fractional share.

FURTHER RESOLVED: That the effective date of this Certificate of Amendment shall be December 31, 2015, subject to regulatory approvals.

The foregoing resolutions and this Certificate of Amendment were adopted by majority of the Board of Directors of the Corporation pursuant to a joint written consent dated December 19, 2015 of the directors of the Corporation, in accordance with Section 141 of the Delaware General Corporation Law, and of holders of a majority of the outstanding shares of the Corporation’s voting stock, including the holders of the Company’s Series X Preferred stock, in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed this Certificate of Amendment to the Corporation’s Certificate of Incorporation, as amended, as of  24th of December, 2015.

TRUNITY HOLDINGS INC.

By:
Stephen Keaveney, Chairman, Chief Executive Officer & Chief Financial Officer